Exhibit 99.1

Union First Market Bankshares Promotes Rachael R. Lape to General Counsel

Richmond, Va. – September 27, 2012 – Union First Market Bankshares today announced that it has promoted Rachael R. Lape to senior vice president and general counsel. Lape, 39, was previously vice president and associate general counsel and will continue to serve as corporate secretary.

“As associate counsel, Rachael has been an integral part of our team and has helped us work our way through the myriad of new rules and regulations as well as the disposal of a significant amount of special assets,” said G. William Beale, chief executive officer for Union First Market Bankshares. “Rachael has the skills and experience needed in today’s regulatory environment and we’re pleased to promote her to this leadership position.”

Prior to joining Union in 2010, Lape worked in the finance group at the Richmond office of Williams Mullen. Prior to Williams Mullen, she worked in the commercial finance group at Goldberg Kohn in Chicago. Lape earned her law degree at the University of Virginia and has undergraduate degrees in Russian and Journalism from the University of Missouri-Columbia.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 94 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com.

###

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications